                                                                    Exhibit 99.2

Press Release                                                     Source: Dynegy
Dynegy Elects Dan Dienstbier Chairman of the Board

HOUSTON--(BUSINESS WIRE)--Sept. 20, 2002--The Board of Directors of Dynegy Inc. (NYSE:DYN - News) today announced the election of Dan Dienstbier as the company's chairman of the board. Dienstbier will continue in his present role as interim chief executive officer until a successor is named.

Commenting on the board's election, J. Otis Winters, lead director and chairman of the Governance and Nominating Committee, said, "Certainty, consistency and confidence in company leadership is one of our top priorities, and Dan has excelled in every aspect of his duties as a member of the board and interim chief executive officer.

"His commitment to responsibility, performance and accountability made him the clear choice to serve in these roles. We are confident that Dan can continue to build on Dynegy's recent achievements and address its priorities, including the execution of its capital and liquidity plan," he added.

Dynegy also announced that H. John Riley, Jr., chairman, president and chief executive officer of Cooper Industries, Ltd., a worldwide manufacturer of electrical products, tools and hardware, has resigned from the board of directors. Riley, who currently serves as director of The Allstate Corporation, Baker Hughes Incorporated and Junior Achievement Inc., was elected to Dynegy's board in May 2001.

"The demands on my time, resulting from my duties at Cooper Industries and my responsibilities to the various organizations I serve as a director and volunteer, reached a point where I could no longer maintain the level of participation or commitment that Dynegy deserves and requires as the company executes its plan," Riley said. "I am proud to have served on a board whose directors have worked diligently to develop and execute a solid strategy for the company's future."

Riley's successor on the board has not been named.

Dynegy Inc. produces and delivers energy, including natural gas, power, natural gas liquids and coal, through its owned and contractually controlled network of physical assets. The company serves customers by aggregating production and supply and delivering value-added solutions to meet their energy needs.